As filed with the Securities and Exchange Commission on June 29, 2018
Registration No. 333-225841
________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
Amendment No. 1
to
Form F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
___________________________________
BELLATRIX EXPLORATION LTD.
(Exact name of Registrant as specified in its charter)

Alberta	1311	98-1187740
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

Suite 1920, 800 - 5th Avenue S.W.
Calgary, Alberta T2P 3T6
Canada
(403) 266-8670
(Address and telephone number of Registrant’s principal executive offices)
Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)
___________________________________
Copies to:

Daniel M. Miller Dorsey & Whitney LLP Suite 1070, 1095 W. Pender Street Vancouver, British Columbia V6E 2M6 Canada (603) 630-5199	Charles R. Kraus Executive Vice President, General Counsel and Corporate Secretary Bellatrix Exploration Ltd. Suite 1920, 800 - 5th Avenue S.W. Calgary, Alberta T2P 3T6 Canada (403) 266-8670	Ted Brown Burnet, Duckworth & Palmer LLP Suite 2400, 525 - 5th Avenue S.W. Calgary, Alberta T2P 1G1 Canada (403) 260-0100
___________________________________
Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.
Province of Alberta, Canada
(Principal jurisdiction regulating this offering)
___________________________________
It is proposed that this filing shall become effective (check appropriate box below):

A.	[ ] upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	[X] at some future date (check appropriate box below)

1.	[ ] pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2.
[ ] pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3.
[X] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	[ ] after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. [X]
___________________________________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.
________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

i

Base Shelf Prospectus
This short form prospectus has been filed under legislation in all provinces of Canada except Québec that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.
This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. See "Plan of Distribution". No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.
Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Executive Vice-President, Finance and Chief Financial Officer of Bellatrix Exploration Ltd. at Suite 1920, 800 - 5th Avenue S.W., Calgary, Alberta, Canada, T2P 3T6, Telephone (403) 266-8670 and are also available electronically at www.sedar.com.
Short Form Base Shelf Prospectus
New Issue                                            June 29, 2018
CDN $500,000,000

Common Shares
Preferred Shares
Subscription Receipts
Warrants
Units
Bellatrix Exploration Ltd. ("Bellatrix", the "Corporation", "we", "us" or "our") may, from time to time, offer for sale under this short form prospectus, during the 25-month period that this short form base shelf prospectus, including any amendments hereto (the "Prospectus"), remains effective, up to CDN $500,000,000 (or the equivalent in other currencies or currency units based on the exchange rate at the time of issue) of: (i) common shares in the capital of the Corporation (the "Common Shares"); (ii) preferred shares in the capital of the Corporation (the "Preferred Shares"); (iii) subscription receipts of the Corporation (the "Subscription Receipts"); (iv) warrants to purchase Common Shares, Preferred Shares or other securities (the "Warrants"); or (v) units comprising any combination of the foregoing securities (the "Units" and, together with the Common Shares, Preferred Shares, Subscription Receipts and Warrants, the "Securities").
Investing in the Securities involves risk. See "Risk Factors".
We are permitted, under a multi-jurisdictional disclosure system adopted by the securities regulatory authorities in the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. Our financial statements included or incorporated by reference herein have been prepared in accordance with Canadian generally accepted accounting principles (which are currently International Financial Reporting Standards as issued by the International Accounting Services Board ("IFRS")) and are subject to Canadian auditing standards. Thus, our financial statements may not be comparable to financial statements of United States companies.
The acquisition, holding or disposition of our Securities may subject you to tax consequences both in the United States and Canada. This Prospectus or any Prospectus Supplement (as defined below) may not describe these tax consequences fully. You should read the tax discussion in this Prospectus and in any applicable Prospectus Supplement and consult your own tax advisor with respect to your own particular circumstances.

ii

Certain data on oil and gas reserves incorporated by reference into this Prospectus or any applicable Prospectus Supplement has been prepared in accordance with Canadian disclosure standards, which are not comparable in all respects to United States disclosure standards. See "Cautionary Note to U.S. Investors Regarding Presentation of Oil and Gas Information".
Your ability to enforce civil liabilities under United States federal securities laws may be affected adversely because we are incorporated under the laws of Alberta, Canada, substantially all of our directors and officers and the experts named in this Prospectus or any Prospectus Supplement are nationals or residents of countries other than the United States, and all or a substantial portion of such persons' assets and our assets are located outside the United States.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES REGULATOR, NOR HAS THE SEC OR ANY STATE SECURITIES REGULATOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
We may offer Securities from time to time in one or more transactions in such amounts and, in the case of Subscription Receipts, Warrants and/or Units, with such terms, as we may determine in light of prevailing market conditions at the time of sale and other factors that we deem relevant. The specific variable terms of any offering of Securities will be set forth in one or more prospectus supplements (each, a "Prospectus Supplement") including: (i) in the case of Common Shares, the number of Common Shares offered, the issue price (in the event the offering is a fixed price distribution), the manner of determining the issue price (in the event the offering is a non-fixed price distribution) and any other terms specific to the Common Shares being offered; (ii) in the case of Preferred Shares, the designation of the particular series, the number of Preferred Shares offered, the offering price or the manner of determining the offering price, any voting rights, any rights to receive dividends, the dividend rate (if applicable), the dividend payment dates (if applicable) and terms for redemption at the option of Bellatrix or the holder, any exchange or conversion terms and any other specific terms; (iii) in the case of Subscription Receipts, the number of such Subscription Receipts offered, the issue price, the terms, conditions and procedures for the conversion, exchange or exercise of such Subscription Receipts, the amount and type of securities that holders thereof will receive upon such conversion or exercise and any other terms specific to the Subscription Receipts being offered; (iv) in the case of Warrants, the number of such Warrants offered, the issue price (if any), the exercise price or conversion price, as applicable, the terms, conditions and procedures for the conversion, exchange or exercise of such Warrants, the amount and type of securities that holders thereof will receive upon such conversion or exercise and any other terms specific to the Warrants being offered; and (v) in the case of Units, the designation, the number of Units offered, the offering price, the terms of the Units and of the securities comprising the Units and any other specific terms.
You should read this Prospectus and any applicable Prospectus Supplement carefully before you invest. This Prospectus may not be used to offer Securities unless accompanied by a Prospectus Supplement. A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the parameters described in this Prospectus. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.
All shelf information permitted under applicable securities laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus to the extent required by applicable securities laws. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.
This Prospectus constitutes a public offering of Securities only in those jurisdictions where they may be lawfully offered for sale and thereon only by persons permitted to sell such Securities. We may sell the Securities to or through underwriters or dealers (the "Underwriters") purchasing as principals, and may also sell the Securities to one or more purchasers directly or through agents (together with the Underwriters, the "Investment Dealers"). The Prospectus Supplement relating to a particular offering of Securities will identify each Investment Dealer engaged by us, in connection with the offering and sale of the Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities, including, to the extent applicable, the proceeds received by us, and any fees, discounts or any other compensation payable to Investment Dealers and any other material terms of the plan of distribution. Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers at the time of sale, which prices may vary as between purchasers and during the period of distribution of the Securities. In connection with any offering of Securities (unless otherwise specified in a Prospectus Supplement), other than an "at-the-market distribution", the Investment Dealers may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See "Plan of Distribution".

iii

Our outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange ("TSX") and the New York Stock Exchange ("NYSE") under the symbol "BXE". Any offering of Preferred Shares, Subscription Receipts, Warrants or Units would be a new issue of securities. There is no market through which the Preferred Shares, Subscription Receipts, Warrants or Units may be sold and purchasers may not be able to re-sell the Preferred Shares, Subscription Receipts, Warrants or Units purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of the Preferred Shares, Subscription Receipts, Warrants or Units in the secondary market, the transparency and availability of trading prices, the liquidity of the Preferred Shares, Subscription Receipts, Warrants or Units and the extent of issuer regulation. See "Risk Factors". Unless otherwise specified in the applicable Prospectus Supplement, the Subscription Receipts, Warrants and Units will not be listed on any securities exchange.
You should rely only on the information contained or incorporated by reference in this Prospectus and any Prospectus Supplement prepared for a particular offering of Securities. We have not authorized anyone to provide you with information different from that contained in this Prospectus and any applicable Prospectus Supplement and the information contained in any documents incorporated by reference is accurate only as of the date of that document. The information contained in this Prospectus or any applicable Prospectus Supplement is accurate only as of the date of the Prospectus or any applicable Prospectus Supplement respectively and the information contained in any documents incorporated by reference is accurate only as of the date of that document, regardless of the time of delivery of this Prospectus or any applicable Prospectus Supplement or of any sale of our Securities thereto.
Investment in the Securities is subject to certain risks that should be considered carefully by prospective purchasers. See "Risk Factors" in this Prospectus and "Risk Factors" in the Annual Information Form (as defined herein) incorporated by reference into this Prospectus. These sections describe certain risks, Bellatrix's assessment of those risks and potential consequences for prospective purchasers should a risk materialize.
The offering of Securities is subject to approval of certain legal matters on our behalf by Burnet, Duckworth & Palmer LLP, Calgary, Alberta, Canada and Dorsey & Whitney LLP, Vancouver, British Columbia, Canada and Seattle, Washington, United States. No Investment Dealer in Canada or the United States has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.
Our head and registered office is located at Suite 1920, 800 - 5th Avenue S.W., Calgary, Alberta, Canada, T2P 3T6.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	2
CAUTIONARY NOTE TO U.S. INVESTORS REGARDING PRESENTATION OF OIL AND GAS INFORMATION	2
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
EXCHANGE RATES	5
BOOK-ENTRY ONLY SYSTEM	5
ENFORCEABILITY OF CIVIL LIABILITIES	6
WHERE YOU CAN FIND MORE INFORMATION	6
DOCUMENTS INCORPORATED BY REFERENCE	7
BELLATRIX EXPLORATION LTD	8
RECENT DEVELOPMENTS	8
RISK FACTORS	9
CONSOLIDATED CAPITALIZATION	10
USE OF PROCEEDS	11
DESCRIPTION OF COMMON SHARES	11
DESCRIPTION OF PREFERRED SHARES	11
DESCIPTION OF SUBSCRIPTION RECEIPTS	13
DESCRIPTION OF WARRANTS	13
DESCRIPTION OF UNITS	14
PLAN OF DISTRIBUTION	14
PRIOR SALES	15
MARKET FOR SECURITIES	16
LEGAL MATTERS	17
INTEREST OF EXPERTS	17
CERTAIN INCOME TAX CONSIDERATIONS	17
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT	17
ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS OR COMPANIES	17

ABOUT THIS PROSPECTUS

In this Prospectus and any Prospectus Supplement, unless stated otherwise or the context requires, all dollar amounts are expressed in Canadian dollars. Therefore, all references to "CDN$", "$" or "dollars" are to the lawful currency of the Canada and all references to "US$" are to the lawful currency of the United States. See "Exchange Rates".
Unless indicated otherwise, financial information in this Prospectus and any Prospectus Supplement, including the documents incorporated by reference herein and therein, has been prepared in accordance with IFRS and which differ in some significant respects from United States generally accepted accounting principles. Therefore, our financial statements may not be comparable to the financial statements of U.S. companies.
We may, from time to time, sell any of the Securities described in this Prospectus in one or more offerings up to an aggregate initial offering price of CDN $500,000,000 (or the equivalent in other currencies or currency units based on the exchange rate at the time of issue). This Prospectus provides you with a general description of the Securities that we may offer. Each time we sell Securities, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering of Securities. The Prospectus Supplement may also add to, update or change information contained in this Prospectus. Before you invest, you should read both this Prospectus and the applicable Prospectus Supplement.
CAUTIONARY NOTE TO U.S. INVESTORS REGARDING PRESENTATION OF OIL AND GAS INFORMATION

Unless otherwise stated, all production and reserve information in this Prospectus, any applicable Prospectus Supplement and any documents incorporated by reference herein and therein have been prepared in accordance with Canadian disclosure standards and definitions as set out in National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities ("NI 51-101") adopted by the Canadian Securities Administrators and the Canadian Oil and Gas Evaluation Handbook, maintained by the Society of Petroleum Evaluation Engineers (Calgary Chapter).
NI 51-101 permits oil and gas issuers, in their filings with Canadian securities regulatory authorities, to disclose not only proved, probable and possible reserves but also resources, and to disclose reserves and production on a gross basis before deducting royalties. Probable reserves, possible reserves and resources are of a higher risk and are less likely to be accurately estimated or recovered than proved reserves. We are permitted to disclose reserves in accordance with Canadian securities law requirements and the disclosure in the documents incorporated by reference herein or in any Prospectus Supplement may include reserves designated as probable reserves, possible reserves and resources.
The SEC definitions of proved, probable and possible reserves are different than the definitions set forth in NI 51-101. Therefore, proved, probable and possible reserves disclosed in the Prospectus, any Prospectus Supplement and in the documents incorporated by reference into this Prospectus and/or a Prospectus Supplement may not be comparable to disclosure prepared under U.S. standards. The SEC currently requires U.S. oil and gas companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and interests of others but permits the optional disclosure of probable and possible reserves after the deduction of royalties and interests of others. We may use certain terms in this Prospectus, any Prospectus Supplement or the documents incorporated herein or therein by reference, such as "resources", that the SEC would prohibit a U.S. oil and gas company from including in its filings with the SEC.
Moreover, as permitted by NI 51-101, we have determined and disclosed the net present value of future net revenue from our reserves using only forecast prices and costs set forth in the documents incorporated by reference herein. The SEC does not permit the disclosure of the net present value of future net revenue from reserves based on forecast prices and costs and requires that disclosure be based on historical 12-month average prices.
Additional information prepared in accordance with Accounting Standards Codification 932 "Extractive Activities - Oil & Gas" issued by the United States Financial Accounting Standards Board relating to our petroleum and natural gas reserves is set forth in the supplementary oil and gas information that is incorporated herein by reference.
The information set forth in this Prospectus and any Prospectus Supplement and in the documents incorporated by reference herein or therein relating to our reserves, resources and future net revenues constitutes forward looking statements which are subject to certain risks and uncertainties. See "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors".

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In the interest of providing potential investors with information about us, including our management's assessment of future plans and operations, certain statements in this Prospectus, any Prospectus Supplement and the documents incorporated by reference herein and therein are "forward‑looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and "forward‑looking information" within the meaning of applicable Canadian securities legislation (collectively, "forward‑looking statements"). In some cases, forward-looking statements can be identified by terminology such as "anticipate", "believe", "continue", "could", "estimate", "expect", "forecast", "intend", "may", "objective", "ongoing", "outlook", "potential", "project", "plan", "should", "target", "would", "will" or similar words suggesting future outcomes, events or performance. Such forward-looking statements speak only as of their respective date and are expressly qualified by this cautionary statement.
In addition to the "forward-looking statements" identified in the documents incorporated by reference and in any Prospectus Supplement, this Prospectus contains forward-looking statements relating to the use of the net proceeds received from any sale of the Securities. In addition, please note that information relating to estimates of our reserves in this Prospectus, any documents incorporated by reference or any Prospectus Supplement is deemed to be forward looking information, as such estimates involve the implied assessment, based on certain estimates and assumptions that the reserves described can be economically produced in the future.
The forward‑looking statements contained in this Prospectus, any Prospectus Supplement and the documents incorporated by reference herein and therein are based on a number of factors and assumptions which have been used to develop such forward-looking statements but which may prove to be incorrect. Although Bellatrix believes that the expectations reflected in such forward-looking statements are reasonable, undue reliance should not be placed on forward-looking statements because Bellatrix can give no assurance that such expectations will prove to be correct. In addition to other factors and assumptions which may be identified in this document, assumptions have been made regarding, among other things: oil and natural gas prices and differentials between light, medium and heavy oil prices; well production rates and reserve volumes; the impact of increasing competition; the general stability of the economic and political environment in which Bellatrix operates; the timely receipt of any required regulatory approvals; the ability of Bellatrix to obtain qualified staff, equipment and services in a timely and cost efficient manner; drilling results; the ability of the operator of the projects which Bellatrix has an interest in, to operate the field in a safe, efficient and effective manner; the ability of Bellatrix to obtain financing on acceptable terms; the ability to maintain in good standing under agreements governing Bellatrix’s outstanding indebtedness; field production rates and decline rates; the ability to replace and expand oil and natural gas reserves through acquisition, development and exploration; the timing and costs of pipeline, storage and facility construction and expansion and the ability of Bellatrix to secure adequate product transportation; future commodity prices; currency, exchange and interest rates; the regulatory framework regarding royalties, taxes and environmental matters in the jurisdictions in which Bellatrix operates; and the ability of Bellatrix to successfully market its oil and natural gas products.
Actual results achieved during the forecast period will vary from the information provided in this Prospectus, any Prospectus Supplement and in the documents incorporated by reference herein as a result of numerous known and unknown risks and uncertainties and other factors which are discussed in this Prospectus and the documents incorporated herein by reference. Such factors include, but are not limited to:

•	risks associated with the exploration, development and production of oil and natural gas;

•	weakness in the oil and gas industry;

•	fluctuations in the price of oil and natural gas and the ability to market our oil and natural gas production;

•	fluctuations in the market price of our Common Shares unrelated to our financial performance or prospects;

•	failure to complete or realize anticipated benefits of acquisitions and dispositions;

•	risks associated with recent political and social events and decisions made in the United States, Europe and elsewhere;

•	risks associated with the actions taken or not taken by the Corporation's joint venture partners;

•	dependence on third party operators for some of our operations;

•	risks associated with the projects that we carry out including delays and cost over-runs;

•	the availability of gathering and processing facilities and pipeline systems to deliver our production to market;

•	competition for, among other things, capital, acquisition of reserves, undeveloped land and skilled personnel;

•	the costs associated with new technologies required to successfully and competitively recover oil and gas reserves;

•	the alternatives to and changing demand for petroleum products;

•	the effects of governmental regulation of the oil and gas industry;

•
actions taken by governmental authorities, including increases in taxes and royalties and changes in government regulations and incentive programs, including, but not limited to, climate change initiatives;

•	the potential for increasing regulation relating to hydraulic fracturing;

•	increasing costs of compliance or potential to be subject to regulatory penalties or litigation in respect of regulations regarding the disposal of fluids used in our operations;

•	the effects of environmental legislation and compliance with such legislation on our business;

•
exposure of our working interest in certain oil and gas properties to liabilities or restrictions in our business resulting from liability management programs in force in the various jurisdictions in which we operate;

•	our increasing expenses and the negative affect on the demand for oil and natural gas caused by taxes on carbon emissions;

•	the potential negative effects of liability management programs enacted by regulators in the western provinces of Canada;

•	the effects of climate change legislation on our business;

•	variations in foreign exchange rates and interest rates;

•	our ability to finance our future capital expenditures from cash generated from operations, borrowings and future equity sales;

•	our ability to raise additional funds from debt and equity financings when necessary;

•	risks associated with covenant compliance with respect to our outstanding senior unsecured notes;

•	risks associated with any debt financings we may undertake;

•	the effects of hedging activity on financial results;

•	the effects of any title defects with respect to our oil and gas properties;

•	the uncertainty of reserves estimates and reserves life;

•	risks associated with having sufficient insurance coverage and certain uninsured risks;

•	geopolitical risks including the effects of war, terrorism and other political developments on the oil and gas industry;

•	risk of damage to our reputation in the areas in which we operate as a result of any environmental damage, loss of life, injury or damage to property caused by our operations;

•	increases to the cost of capital associated with changing investor sentiment towards the oil and gas industry;

•	the dilutive effects of future equity issuances;

•	our ability to effectively manage our growth;

•	risks relating to the expiration of our oil and gas licenses and leases;

•	the effects of the differences between Canadian and United States reserves and production reporting;

•	while we currently do not pay dividends on the Common Shares, our ability to pay dividends in the future which will depend on, among other things, our financial and operational results;

•	risks associated with litigation involving us;

•	risks associated with aboriginal claims involving our properties;

•	risks related to the breach of confidentiality agreements and provisions by third parties;

•	risks related to income tax reassessments;

•	risks related to seasonal factors affecting the oil and gas industry, including forest fires and other weather related risks;

•	exposure to third party credit risk through our contractual arrangements;

•	risks related to conflicts of interest involving our directors and officers;

•	reliance on key personnel;

•	risks related to breaches of our cyber-security and losses of, or access to, electronic data;

•	risks related to the expansion of our operations into new activities; and

•	risks relating to the significant ownership of our Common Shares by certain shareholders.

Readers are cautioned that the foregoing list of risk factors is not exhaustive. New risk factors emerge from time to time, and it is not possible for management to predict all of such factors and to assess in advance the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward‑looking statements. Readers should also carefully consider the matters discussed in this Prospectus, any Prospectus Supplement and the documents incorporated by reference herein and therein, including our Annual Information Form (as defined below).
There is no representation by us that actual results achieved during the forecast period will be the same in whole or in part as those forecasted. These forward-looking statements are made as of the date of this Prospectus or, in the case of documents incorporated by reference in this Prospectus, as of the date of such documents or, in the case of any Prospectus Supplement, as of the date of such Prospectus Supplement and we do not undertake any obligation to update publicly or to revise any of the included forward‑looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable securities law. The forward‑looking statements contained in this Prospectus, any Prospectus Supplement and in the documents incorporated by reference herein and therein, are expressly qualified by this cautionary statement. Investors are cautioned that forward-looking statements are not guarantees of future performance and accordingly, investors are cautioned not to put undue reliance on forward-looking statements due to their inherent uncertainty.

EXCHANGE RATES

In this Prospectus, where applicable, and unless otherwise indicated, amounts are converted from Canadian dollars to United States dollars and vice versa by applying the daily rate of exchange for conversion of one Canadian dollar to United States dollars as reported by the Bank of Canada on June 28, 2018.
The following table sets forth: (a) the rates of exchange for Canadian dollars, expressed in United States dollars in effect at the end of each of the periods indicated; and (b) the average of exchange rates for Canadian dollars expressed in United States dollars in effect during such period, in the case of the rates for the years ended December 31, 2015 and 2016, based on the noon rates as reported by the Bank of Canada and, in the case of rates for the year ended December 31, 2017, based on the daily average exchange rate reported by the Bank of Canada as being in effect at approximately 4:30 p.m. (Eastern time) on each trading day (on April 29, 2017, the Bank of Canada stopped reporting the noon rate).

	Year Ended December 31,
	2017	2016	2015
	US$	US$	US$
End of Period	$0.7971	$0.7225	$0.7225
Average	$0.7698	$0.7820	$0.7832
High	$0.8245	$0.8527	$0.8527
Low	$0.7276	$0.7148	$0.7148

On June 28, 2018, the Bank of Canada daily exchange rate for one ($1.00) Canadian dollar was US$0.7537.
BOOK-ENTRY ONLY SYSTEM

Securities issued in "book-entry only" form must be purchased, transferred or redeemed through participants ("CDS Participants") in the depository service of CDS Clearing and Depository Services Inc. or a successor or its nominee (collectively, "CDS"). Each of the Investment Dealers named in an accompanying Prospectus Supplement offering Securities in "book-entry only" form will be a CDS Participant. On the closing of a book-entry only offering, Bellatrix will cause a global certificate or certificates representing the aggregate number of Securities subscribed for under such offering to be delivered to, and registered in the name of, CDS. Except as described below, no purchaser of Securities will be entitled to a certificate or other instrument from Bellatrix or CDS evidencing that purchaser's ownership thereof, and no purchaser will be shown on the records maintained by CDS except through a book-entry account of a CDS Participant acting on behalf of such purchaser. Each purchaser of Securities will receive a customer confirmation of purchase from the Investment Dealer from which the Securities are purchased in accordance with the practices and procedures of that Investment Dealer. The practices of Investment Dealers may vary, but generally customer confirmations are issued promptly after execution of a customer order. Reference in this Prospectus to a holder of Securities means, unless the context otherwise requires, the owner of the beneficial interest in the Securities.
CDS will be responsible for establishing and maintaining book-entry accounts for CDS Participants having interests in the Securities. If: (i) the book-entry only system ceases to exist; (ii) Bellatrix determines that CDS is no longer willing or able to discharge properly its responsibilities as depository with respect to the Securities and Bellatrix is unable to locate a qualified successor; or (iii) Bellatrix at its option elects, or is required by applicable law or the rules of any securities exchange, to withdraw the Securities from the book-entry only system, then physical certificates representing the Securities will be issued to holders thereof or their nominees.
Transfer, Conversion and Redemption of Securities
Transfers of ownership, conversions or redemptions of Securities will be effected only through records maintained by CDS for such Securities with respect to interests of CDS Participants and on the records of CDS Participants with respect to interests of persons other than CDS Participants. Holders of Securities who are not CDS Participants, but who desire to purchase, sell or otherwise transfer ownership of or other interests in the Securities, may do so only through CDS Participants. Depending on the jurisdiction in which the holder is located, the ability of a holder to pledge Securities or otherwise take action with respect to such holder's interest in Securities (other than through a CDS Participant) may be limited due to the lack of a physical certificate.
Payments and Deliveries

Bellatrix will make, or cause to be made, payments of redemption price, if any, dividends, as applicable, on Securities to CDS as the registered holder of the Securities and Bellatrix understands that the payment will be forwarded by CDS to CDS Participants in accordance with the customary practices and procedures of CDS. As long as CDS is the registered holder of the Securities, CDS will be considered the sole owner of the Securities for the purposes of receiving notices or payments on the Securities. As long as the Securities are held in the CDS book-entry only system, the responsibility and liability of Bellatrix in respect of the Securities is limited to making payments of principal, redemption price, if any, dividends and interest, as applicable, on the Securities to CDS, as registered holder of the Securities. Bellatrix expects that CDS, upon receipt of any payment in respect of Securities, will credit CDS Participants' accounts in amounts proportionate to their respective interests in the principal amount of such Securities as shown on the records of CDS in accordance with the customary practices and procedures of CDS. Bellatrix also expects that payments by CDS Participants to the owners of beneficial interests in Securities held through such CDS Participants will be governed by standing instructions and customary practices, and will be the responsibility of such CDS Participants. Each beneficial owner must rely on the procedures of CDS and, if such beneficial owner is not a CDS Participant, on the procedures of the CDS Participant through which such beneficial owner owns its interest, to exercise any rights with respect to the Securities. Bellatrix understands that under existing policies of CDS and industry practices, if Bellatrix requests any action of a beneficial owner or if a beneficial owner desires to give any notice or take any action which a registered holder is entitled to give or take with respect to the Securities, CDS would authorize the CDS Participant acting on behalf of the beneficial owner to give such notice or to take such action, in accordance with the procedures established by CDS or agreed to from time to time by Bellatrix, any trustee and/or warrant agent and CDS. Any beneficial owner that is not a CDS Participant must rely on the contractual arrangement it has directly, or indirectly through its financial intermediary, with its CDS Participant to give such notice or take such action. None of Bellatrix, the Investment Dealers or any trustee and/or warrant agent will assume liability or responsibility for: (i) any aspect of the records relating to the beneficial ownership of the Securities held by CDS or the payments or deliveries relating thereto; (ii) maintaining, supervising or reviewing any records relating to the Securities; or (iii) any advice or representation made by or with respect to CDS relating to the rules governing CDS or any action to be taken by CDS or at the direction of CDS Participants.
ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation formed under, and governed by, the laws of the Province of Alberta, Canada, and our principal place of business is in Canada. Substantially all of our directors and officers and the experts named in this Prospectus are residents of Canada or otherwise reside outside of the United States and all or a substantial portion of their assets and our assets are located outside the United States. As a result, it may be difficult for investors in the United States to effect service of process within the United States upon those directors, officers and experts who are not residents of the United States or to enforce against them judgments of United States courts based upon civil liability under the United States federal securities laws or the securities laws of any state within the United States.
There is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws. We filed with the SEC, concurrently with the registration statement on Form F-10 of which this Prospectus forms a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware, 19711 as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of Securities under the registration statement.
WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-10, of which this Prospectus forms a part, with the SEC. This Prospectus does not contain all the information included in the registration statement. For further information about us and the Securities, please refer to the registration statement, including the exhibits to the registration statement. See "Documents Filed as Part of the Registration Statement".
We are subject to the information reporting requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and applicable Canadian securities legislation, and in accordance with those requirements, we file and furnish reports and other information with and to the SEC and with the Canadian provincial securities regulatory authorities. Under a multi-jurisdictional disclosure system adopted by the United States and Canada, we generally may prepare these reports and other information in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and major shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The reports and other information filed and furnished by us with the SEC can be inspected on the SEC's website at www.sec.gov and such information can also be inspected and copies ordered at the public reference facilities maintained by the SEC at the following location: 100 F Street NE, Washington, D.C. 20549. You can also obtain copies of reports and other information that we file with the Canadian provincial securities commissions, which is available from the SEDAR website at www.sedar.com.
DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference into this Prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from our Vice-President, Investor Relations & Corporate Development at Suite 1920, 800 - 5th Avenue S.W., Calgary, Alberta, Canada, T2P 3T6, Telephone: (403) 750-1270. In addition, copies of the documents incorporated herein by reference may be obtained from the securities commissions or similar authorities in Canada through the SEDAR website at www.sedar.com. SEDAR is the Canadian equivalent of the SEC's EDGAR system.
The following documents filed with the various securities commissions or similar authorities in the provinces of Canada are specifically incorporated by reference into and form an integral part of this Prospectus:

(a)	our annual information form for the year ended December 31, 2017 dated March 13, 2018 (the "Annual Information Form");

(b)	our audited financial statements as at December 31, 2017 and 2016 and for the years then ended, together with the notes thereto and the auditor's report thereon;

(c)	our management's discussion and analysis of operating and financial results for the year ended December 31, 2017;

(d)	our condensed interim unaudited financial statements as at March 31, 2018 and for the three month periods ended March 31, 2018 and 2017, together with the notes thereto;

(e)	our management's discussion and analysis of operating and financial results for the three month period ended March 31, 2018;

(f)	our management information circular dated March 26, 2018 relating to the annual and special meeting of shareholders held on May 9, 2018;

(g)	our management information circular dated April 3, 2017 relating to the annual and special meeting of shareholders held on May 17, 2017; and

(h)	our supplementary oil and gas information prepared under United States standards, which was filed on SEDAR under the category "Other" on March 13, 2018.

Any annual information form, audited consolidated financial statements (together with the auditor's report thereon) and related management's discussion and analysis, information circular, material change reports, business acquisition reports and condensed interim unaudited consolidated financial statements and related management's discussion and analysis subsequently filed by us with the securities commissions or similar regulatory authorities in the relevant provinces and territories of Canada after the date of this Prospectus and prior to the expiry of this Prospectus or the termination of the offering of any Securities under any Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with, or furnished to, the SEC after the date of this Prospectus, that document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part (in the case of Form 6-K and Form 8-K, if and to the extent set forth therein). We may also incorporate other information filed with or furnished to the SEC under the Exchange Act, provided that information included in any report on Form 6-K or Form 8-K shall be so deemed to be incorporated by reference only if and to the extent expressly provided in such Form 6-K or Form 8-K.
Any statement contained in this Prospectus or in a document (or part of a document) incorporated or deemed to be incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference into this Prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to be incorporated by reference into this Prospectus or to constitute a part of this Prospectus.

Upon a new annual information form and corresponding annual financial statements and related management's discussion and analysis being filed by us with, and where required, accepted by, the applicable securities regulatory authorities during the currency of this Prospectus, (a) the previous annual information form, (b) the previous annual financial statements and related management's discussion and analysis, (c) all interim financial statements and the related management's discussion and analysis prepared in respect of period ending before the end of the financial year in respect of which the new annual information form is filed, (d) all material change reports filed before the end of the financial year in respect of which the new annual information form is filed, (e) all business acquisition reports and information circulars filed before the commencement of the financial year in respect of which the new annual information form is filed, and (f) all information circulars filed before the commencement of the financial year in respect of which the new annual information form is filed, shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon interim consolidated financial statements and the related management's discussion and analysis being filed by us with the applicable securities regulatory authorities during the currency of this Prospectus, all interim consolidated financial statements and the related management's discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated in this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon a new management information circular relating to an annual meeting of Shareholders being filed by us with the applicable securities regulatory authorities during the currency of this Prospectus, the management information circular for the preceding annual meeting of shareholders shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.
One or more Prospectus Supplements containing the specific variable terms for an issue of Securities and other information in relation to those Securities will be delivered or made available to purchasers of such Securities together with this Prospectus to the extent required by applicable securities laws and will be deemed to be incorporated by reference into this Prospectus as of the date of the Prospectus Supplement solely for the purposes of the offering of the Securities covered by any such Prospectus Supplement.
You should rely only on the information contained in or incorporated by reference into this Prospectus or any Prospectus Supplement and on the other information included in the registration statement on Form F-10 of which this Prospectus forms a part. We have not authorized anyone to provide you with different or additional information. References to our website in any documents that are incorporated by reference into this Prospectus or any Prospectus Supplement do not incorporate by reference the information on such website into this Prospectus or any Prospectus Supplement and we disclaim any such incorporation by reference. An investor should not assume that the information contained in or incorporated by reference into this Prospectus or any Prospectus Supplement is accurate as of any date other than the date of the applicable document.
BELLATRIX EXPLORATION LTD.

Bellatrix is a publicly traded Western Canadian based growth oriented oil and gas company engaged in the exploration for, and the acquisition, development and production of oil and natural gas reserves, with highly concentrated operations in West Central Alberta, principally focused on profitable development of the Spirit River liquids rich natural gas play. Bellatrix was formed pursuant to a plan of arrangement completed on November 1, 2009 under which True Energy Inc. and True Newco Inc. were amalgamated under the Business Corporations Act (Alberta) (the "ABCA") to form a new corporation which was subsequently amalgamated under the ABCA with 1485166 Alberta Ltd. to form Bellatrix. On December 11, 2013, Bellatrix was amalgamated with Angle Energy Inc. and its subsidiary, Angle Resources Inc., pursuant to a plan of arrangement under the ABCA, and continued under the name "Bellatrix Exploration Ltd.".
Bellatrix does not have, and at December 31, 2017 did not have, any material subsidiaries.
Our principal, head and registered office is located at Suite 1920, 800 - 5th Avenue S.W., Calgary, Alberta, Canada, T2P 3T6.
See "General Development of our Business", "Description of our Business" and "Risk Factors" in the Annual Information Form for a description of the businesses and operations of Bellatrix.
RECENT DEVELOPMENTS

The Note Exchanges
During the second quarter of 2018, we entered into agreements (the "Exchange Agreements") with arms' length (to both the Corporation and each other) third parties to exchange US$16,080,000 aggregate principal amount of Senior Notes (as defined herein) (the "Surrendered Senior Notes") issued pursuant to an indenture between the Corporation and U.S. Bank National Association dated May 21, 2015 (the "Indenture") for an aggregate of 12,298,567 Common Shares (the "Note Exchanges"). The

Surrendered Senior Notes were exchanged at a value of US$900 for each US$1,000 principal amount of Senior Notes (the "Repurchase Value"). Pursuant to the terms of the Exchange Agreements, the Repurchase Value was applied towards the purchase of the Common Shares at a deemed price per Common Share (the "Deemed Price Per Share"), which was based on a 5% discount to the volume average trading price on the TSX for a period not less than five trading days preceding the effective date of the applicable Exchange Agreement.
The issuances of the Common Shares pursuant to the Exchange Agreements were qualified pursuant to prospectus supplements dated May 3, 2018, May 31, 2018 and June 8, 2018 and the Note Exchanges were completed on May 4, 2018, June 5, 2018 and June 13, 2018, respectively.
Immediately following the completion of the note exchange pursuant to the exchange agreement dated May 3, 2018, the exchanging note holder ("Exchanging Note Holder") exercised control or direction over 7,599,267 Common Shares or 13.50% of our issued and outstanding Common Shares. In addition, at such time, the Exchanging Note Holder exercised control or direction over $25,027,000 principal amount of Convertible Debentures (as defined herein), which are convertible into 3,089,753 Common Shares (the "Conversion Shares") based on a conversion price of $8.10 per Common Share. If, immediately after the completion of the note exchange, the Exchanging Note Holder elected to convert the Convertible Debentures held by the Exchanging Note Holder, the Exchanging Note Holder would have exercised control or direction over an aggregate of 10,689,020 Common Shares or 17.90% of our issued and outstanding Common Shares (assuming no other holder of the Convertible Debentures elected to convert their Convertible Debentures). The Exchanging Note Holder provided an undertaking to Bellatrix and the TSX that it would not convert its Convertible Debentures if it would result in the Exchanging Note Holder beneficially holding greater than 19.99% of the issued and outstanding Common Shares.
Credit Facility Renewal
The Credit Facilities (as defined below) were renewed and extended (the "Renewed Credit Facilities") effective as of May 31, 2018. The term of the Renewed Credit Facilities was renewed and extended for an additional year, to May 30, 2019, and is extendible annually thereafter at the option of the Corporation, subject to lender approval. If not renewed in May 2019, the Renewed Credit Facilities would enter a six-month term-out period. As part of the renewal of the Credit Facilities, the borrowing base under the Renewed Credit Facilities was confirmed at $100 million (previously $120 million), comprised of a $25 million operating facility and a $75 million syndicated facility (previously $95 million). The next semi-annual redetermination is scheduled for November 2018.
The Corporation remains in active discussions with existing and potential new lenders with a view to providing additional liquidity to Bellatrix.
RISK FACTORS

An investment in the Securities is subject to various risks. If any of these risks occur, our production, revenues and financial condition could be materially harmed. As a result, the trading price of the Securities could decline and you could lose all or part of your investment. In addition to the risk factor set forth below, risk factors relating to our business are discussed under the heading "Risk Factors" in our Annual Information Form, which risk factors are incorporated herein by reference. In addition, before deciding whether to invest in any Securities, investors should also consider carefully the risk factors included in any documents incorporated by reference in this Prospectus (including subsequently filed documents incorporated herein by reference) and those described in any Prospectus Supplement relating to a specific offering of Securities.
No Trading Market for the Preferred Shares, Subscription Receipts, Warrants and Units

Prior to an offering of Preferred Shares, Subscription Receipts, Warrants and Units, there will be no public market for the Preferred Shares, Subscription Receipts, Warrants and Units. There can be no assurance that an active trading market for the Preferred Shares, Subscription Receipts, Warrants and Units will develop or be sustained. Unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Preferred Shares, Subscription Receipts, Warrants and Units may be sold and purchasers may not be able to resell Preferred Shares, Subscription Receipts, Warrants and Units purchased under this Prospectus and the relevant Prospectus Supplement. This may affect the pricing of the Preferred Shares, Subscription Receipts, Warrants and Units in the secondary market, the transparency and availability of trading prices and the liquidity of the Preferred Shares, Subscription Receipts, Warrants and Units. If an active trading market for any Preferred Shares, Subscription Receipts, Warrants and Units does not develop, the trading liquidity of the relevant securities will be limited and the market value of the relevant securities may be reduced.

Market for the Securities
Listing of the Securities will be subject to our fulfillment of all the requirements of the TSX and the NYSE. Pursuant to the listing standards of the NYSE, the NYSE will issue a continued listing standards notice to a company with shares listed on the NYSE if the average closing price of such company's shares is less than US$1.00 per share over a period of 30 consecutive trading days. Recently, the Common Shares have traded at or near US$1.00 per Common Share on the NYSE. Should the average closing price of the Common Shares on the NYSE be less than US$1.00 per Common Share for 30 consecutive trading days, the Corporation would expect to receive a continued listing standards notice from the NYSE. If the Corporation received such a continued listing standards notice from the NYSE, we would have six months following receipt of the notice to regain compliance with the minimum share price requirement. We could regain compliance at any time during the six-month cure period if the Common Shares have a closing share price of at least US$1.00 on the last trading day of any calendar month during the period and also have an average closing share price of at least US$1.00 over the 30 trading-day period ending on the last trading day of that month or on the last day of the cure period. Even if we receive a continued listing standards notice from the NYSE, the Common Shares would continue to trade on the NYSE; however, the NYSE would transmit the trading symbol for the Common Shares with a ".BC" indicator until the price condition has been cured. The listing of the Common Shares on the TSX would not be affected by any receipt of a NYSE notification. In addition, our reporting requirements under applicable U.S. securities laws and applicable Canadian securities laws would not be affected by any receipt of a NYSE notification.
CONSOLIDATED CAPITALIZATION

Other than as described below, there have been no material changes in our share or loan capital, on a consolidated basis, since March 31, 2018.

Description	Outstanding as at March 31, 2018 before giving effect to the Note Exchanges (thousands, except share amounts)	Outstanding as at March 31, 2018 after giving effect to the Note Exchanges (thousands, except share amounts) (1)
Common Shares(2) (unlimited)	$1,068,377 (49,378,026 Common Shares)	$1,086,921 (61,676,593 Common Shares)
Credit Facilities(3)	$56,890	$56,890
Senior Notes(4)	$315,491	$295,198
Convertible Debentures(5) ($50 million)	$39,965	$39,965

(1)
Based on the issuance of an aggregate of 12,298,567 Common Shares in exchange for the surrender and cancellation of US$16,080,000 aggregate principal amount of Senior Notes pursuant to the Note Exchange Agreements.

(2)
As at March 31, 2018, 1,548,732 options to purchase Common Shares ("Options") were outstanding under our share option plan. The average weighted exercise price of our outstanding Options as at March 31, 2018 was $15.79. In addition, as at March 31, 2108, we had 790,992 restricted awards ("Restricted Awards") and 539,861 performance awards ("Performance Awards") outstanding under our incentive award plan (the "Award Plan"). Each Restricted Award and Performance Award will entitle the holder to receive one Common Share (issued from treasury or purchased through the facilities of the TSX) or a cash payment in lieu thereof upon settlement of such award, subject to adjustment for dividends (if any) and, in the case of Performance Awards, a "payout multiplier".

(3)
As at March 31, 2018 our $120 million credit facilities consisted of a $25 million operating facility provided by a Canadian bank and a $95 million syndicated facility (together, the "Credit Facilities") provided by four financial institutions, subject to a borrowing base test. The Credit Facilities were renewed and extended effective May 31, 2018. The Renewed Credit Facilities have a borrowing base of $100 million (previously $120 million), comprised of a $25 million operating facility and a $75 million syndicated facility. The borrowing base is re-determined semi-annually in May and November of each year with the next re-determination scheduled for November 2018. The Credit Facilities have an initial term of one year and are extendible annually at our option, subject to lender approval, with a six month term-out period if not renewed.

(4)
Prior to the Note Exchanges, Bellatrix had outstanding US$250,000,000 principal amount of 8.50% senior unsecured notes due 2020 (the "Senior Notes"). The Canadian dollar amount outstanding as at March 31, 2018 is based on the WM/Reuters noon exchange rate on March 31, 2018 of US$1.00=$1.2901 (the "March 31 Exchange Rate") and is net of discount and debt issuance costs. For additional details relating to the Senior Notes, see "Borrowings - Senior Notes" in our Annual Information Form. Following the Note Exchanges, Bellatrix has outstanding US$233,920,000 aggregate principal amount of Senior Notes. The amount outstanding is based on the Canadian dollar based on the March 31 Exchange Rate and is net of discount and debt issuance costs.

(5)
At March 31, 2018 Bellatrix had outstanding $50 million of 6.75% convertible unsecured subordinated debentures (the "Convertible Debentures"). The Convertible Debentures are governed by the terms of an indenture dated August 9, 2016 between the Corporation and Computershare Trust Company of Canada (the "Debenture Indenture"). The Convertible Debentures bear interest at a rate of 6.75% per annum, payable semi-annually in arrears on September 30 and March 31 of each year. The maturity date of the Convertible Debentures is September 30, 2021. Each $1,000 principal amount of Convertible Debenture is convertible at the option of the holder into approximately 123.4568 Common Shares (representing a conversion price of $8.10). The Convertible Debentures are not redeemable prior to September

30, 2019, except in limited circumstances following a Change of Control (as defined in the Debenture Indenture). On and after September 30, 2019 and up to and including September 30, 2020, the Convertible Debentures may be redeemed in whole or in part from time to time at the Corporation's option, on not more than 60 days and not less than 30 days prior written notice, at a price equal to their principal amount plus accrued and unpaid interest, provided that the volume weighted average trading price of the Common Shares on the TSX for the 20 consecutive trading days preceding the date on which the notice of redemption is given is not less than 125% of the conversion price. On or after September 30, 2020, the Convertible Debentures may be redeemed in whole or in part from time to time at our option, on not more than 60 days prior to the date fixed for redemption, at a price equal to their principal amount plus accrued and unpaid interest. The Convertible Debentures are direct, subordinated unsecured obligations of Bellatrix, subordinated to the Credit Facilities, the Senior Notes and any other senior indebtedness. For further information on the Convertible Debentures, see "Borrowings - Convertible Debentures" in our Annual Information Form.

USE OF PROCEEDS

The net proceeds to be derived from the sale of Securities will be the issue price less any commission paid in connection therewith and the expenses relating to the particular offering of Securities. The specific principal purposes for which the net proceeds will be used and the amount of net proceeds to be used for any such purpose will be provided in a Prospectus Supplement or pricing supplement relating to a specific offering of Securities. We may invest funds that we do not immediately use in short-term marketable investment grade securities.
DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of Common Shares. The Common Shares have the following rights, privileges, restrictions and conditions:
Voting Rights: Holders of Common Shares are entitled to receive notice of, to attend and to vote at all meetings of shareholders and are entitled to one vote per Common Share held at such meetings, except meetings of holders of another class or one or more series of another class of shares who are entitled to vote separately as a class at such meeting.
Dividends: Subject to the preferences accorded holders of any shares of Bellatrix ranking senior to the Common Shares from time to time with respect to the payment of dividends, holders of Common Shares are entitled to receive if, as and when declared by the board of directors ("Board") of the Corporation, such dividends or other distributions as may be declared thereon by the Board from time to time.
Ranking: In the event of any voluntary or involuntary liquidation, dissolution or winding-up of Bellatrix or any other distribution of Bellatrix's assets among its shareholders for the purpose of winding-up its affairs, holders of Common Shares are entitled, subject to the preferences accorded to holders of any shares of Bellatrix ranking senior to the Common Shares from time to time with respect to payment on a distribution, to share equally, share for share, in the remaining property of Bellatrix.
DESCRIPTION OF PREFERRED SHARES

The Preferred Shares may at any time and from time to time be issued in one or more series, where the Board will be authorized to fix the number of shares of each series, subject to the limitation on the number of Preferred Shares to be issued as described above, and to determine for each series, subject to the terms and conditions set out below, the designation, rights, privileges, restrictions and conditions, including dividend rates, redemption prices, conversion rights and other matters. The Preferred Shares have the following rights, privileges, restrictions and conditions:
Voting Rights: Holders of any series of Preferred Shares will not be entitled (except as otherwise provided by law and except for meetings of the holders of Preferred Shares or a series thereof) to receive notice of, attend at, or vote at any meeting of shareholders of Bellatrix, unless the Board determines otherwise, in which case voting rights will only be provided in circumstances where Bellatrix has failed to pay a certain number of dividends on such series of Preferred Shares, which determination and number of dividends and any other terms in respect of such voting rights, will be determined by the Board and set out in the designations, rights, privileges, restrictions and conditions of such series of Preferred Shares.
Dividends: The holders of each series of Preferred Shares will be entitled to receive dividends (which may be cumulative or non-cumulative and variable or fixed) as and when declared by the Board on such series of Preferred Shares.
Ranking: Each series of Preferred Shares will be entitled to priority over the Common Shares and any other shares of Bellatrix ranking junior to the Preferred Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of Bellatrix, whether voluntary or involuntary, and any other distribution of the assets of Bellatrix among its shareholders for the purpose of winding-up its affairs. The Preferred Shares of any series may also be given such other preferences, not inconsistent with the provisions hereof, over the Common Shares and any other shares of Bellatrix ranking junior to the Preferred Shares, as may be determined by the Board.
Parity among Series: Each series of Preferred Shares will rank on a parity with every other series of Preferred Shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of Bellatrix, whether voluntary or involuntary, and any other distribution of the assets of Bellatrix among its shareholders for the purpose of winding-up its affairs.
Participation upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of Bellatrix or other distribution of assets of Bellatrix among its shareholders for the purpose of winding up its affairs, the holders of the Preferred Shares will be entitled to receive from the assets of Bellatrix any cumulative dividends, whether or not declared, or declared non-cumulative dividends or amounts payable on a return of capital which are not paid in full in respect of any Preferred Shares, before any amount is paid or any assets of Bellatrix are distributed to the holders of any Common Shares or shares of any other class ranking junior to the Preferred Shares. After payment to the holders of the Preferred Shares of the amount so payable to them as above provided they will not be entitled to share in any further distribution of assets of Bellatrix among its shareholders for the purpose of winding up its affairs.
Conversion: The Preferred Shares may be convertible into Common Shares or another series of Preferred Shares provided that the maximum number of Common Shares that may be issuable upon conversion of all series of Preferred Shares is limited to 38,391,448 Common Shares, which was equal to 20% of the number of Common Shares issued and outstanding as of April 10, 2015, which was the record date for the annual and special meeting of shareholders where the shareholders authorized the creation of the Preferred Shares.
Redemption: Each series of Preferred Shares may be redeemable by Bellatrix on such terms as may be determined by the Board.
The above description of the terms of the Preferred Shares sets forth certain general terms and provisions of Preferred Shares in respect of which a Prospectus Supplement may be filed. The particular terms and provisions of Preferred Shares offered by any Prospectus Supplement, and the extent to which the general terms and provisions described above may apply thereto, will be described in the Prospectus Supplement filed in respect of such Preferred Shares. Preferred Shares may be offered separately or in combination with other Securities.
The description of general terms and provisions of Preferred Shares described in any Prospectus Supplement will include, where applicable:

•	the designation and aggregate number of Preferred Shares offered;

•	the offering price or manner of determining the offering price of the Preferred Shares;

•	the currency or currencies in which the Preferred Shares are denominated;

•	the annual dividend rate, if any, and whether the dividend rate is fixed or variable, the date from which dividends will accrue, and the dividend payment dates;

•
the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holder, including the time period for redemption, and payment of any accumulated dividends;

•
the terms and conditions, if any, for conversion or exchange for Common Shares or any other series of Preferred Shares, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	whether such Preferred Shares will be listed on any securities exchange;

•	the voting rights, if any; and

•	any other rights, privileges, restrictions, or conditions of the Preferred Shares.
We are authorized to issue up to 95,978,621 Preferred Shares, issuable in series. There are currently no issued and outstanding Preferred Shares of any series. The Preferred Shares may at any time and from time to time be issued in one or more series and our board of directors will be authorized to fix the number of shares of each series, subject to the limitation on the total number of Preferred Shares to be issued as described above, and to determine for each series, subject to the terms and conditions set out below, the designation, rights, privileges, restrictions and conditions, including dividend rates, redemption prices, conversion rights and other matters.
We reserve the right to set forth in a Prospectus Supplement specific terms of the Preferred Shares that are not within the parameters set forth in this Prospectus provided that such terms are permitted under our articles of incorporation. In addition, to the extent that any particular terms of the Preferred Shares described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Preferred Shares.
DESCRIPTION OF SUBSCRIPTION RECEIPTS

The following description of the terms of the Subscription Receipts sets forth certain general terms and provisions of Subscription Receipts in respect of which a Prospectus Supplement may be filed. The particular terms and provisions of Subscription Receipts offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Subscription Receipts. Subscription Receipts may be offered separately or in combination with other Securities.
The description of general terms and provisions of Subscription Receipts described in any Prospectus Supplement will include, where applicable:

•	the designation and aggregate number of Subscription Receipts offered;

•	the price at which the Subscription Receipts will be offered;

•	the currency or currencies in which the Subscription Receipts are denominated;

•	the number and type of Securities that may be acquired upon the exercise or conversion of the Subscription Receipts and conditions and procedures that will result in an adjustment of that number;

•	the conditions upon which the Subscription Receipts will convert into other securities;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Subscription Receipts; and

•	any other material terms of the Subscription Receipts.

The Subscription Receipts will be issued under a subscription receipt agreement. Original purchasers of Subscription Receipts (or Units comprised partly thereof) will have a contractual right of rescission against the Corporation, following the issuance of the underlying securities to such purchasers, to receive the amount paid for the Subscription Receipts in the event that the Prospectus and any applicable Prospectus Supplement (including the documents incorporated by reference) and any amendment thereto contain a misrepresentation, provided that such remedy for rescission is exercised within 180 days from the closing date of the offering of Subscription Receipts (or Units comprised partly thereof). This contractual right of rescission will be in addition to any right or remedy available to original purchasers under the securities legislation of certain provinces of Canada or otherwise at law.
Before the exercise or conversion of their Subscription Receipts, holders of Subscription Receipts will not have any of the rights of holders of Common Shares or Preferred Shares. We reserve the right to set forth in a Prospectus Supplement specific terms of the Subscription Receipts that are not within the parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Subscription Receipts described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Subscription Receipts.
DESCRIPTION OF WARRANTS

The following description of the terms of the Warrants sets forth certain general terms and provisions of Warrants in respect of which a Prospectus Supplement may be filed. The particular terms and provisions of Warrants offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Warrants. Warrants may be offered separately or in combination with other Securities.
The description of general terms and provisions of Warrants described in any Prospectus Supplement will include, where applicable:

•	the designation and aggregate number of Warrants offered;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants are denominated;

•	the number and type of Securities that may be purchased on the exercise of the Warrants and conditions and procedures that will result in an adjustment of that number;

•	the exercise price of the Warrants and the dates or periods during which the Warrants are exercisable;

•	any minimum or maximum amount of Warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants; and

•	any other material terms of the Warrants.

One or more warrant indentures or agreements between us and a warrant agent, which we will name in the applicable Prospectus Supplement, may be applicable to any issuance of Warrants. Original purchasers of Warrants (or Units comprised partly thereof) will have a contractual right of rescission against us in respect of the conversion, exchange or exercise of such Warrants. The contractual right of rescission will entitle such original purchasers to receive the amount paid upon conversion, exchange or exercise, upon surrender of the Warrants, in the event that this Prospectus and any applicable Prospectus Supplement (including the documents incorporated by reference and any amendment thereto) contain a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the Warrants (or Units comprised partly thereof) under this Prospectus and any applicable Prospectus Supplement; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of the Warrants (or Units comprised partly thereof) under this Prospectus and any applicable Prospectus Supplement. This contractual right of rescission will be in addition to any right or remedy available to original purchasers under the securities legislation of certain provinces of Canada or otherwise at law.
Before the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of Common Shares or Preferred Shares. We reserve the right to set forth in a Prospectus Supplement specific terms of the Warrants that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Warrants described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Warrants.
DESCRIPTION OF UNITS

We may issue Units comprised of one or more of the Securities described in this Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security (including, in the case of a Subscription Receipt or Warrant, a contractual right of rescission - see "Description of Subscription Receipts" and "Description of Warrants"). The unit agreement, if any, under which a Unit is issued may provide that the Securities comprising the Unit may not be held or transferred separately, at any time or at any time before a specified date.
The particular terms and provisions of Units offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Units. This description will include, where applicable:

•	the designation and aggregate number of Units offered;

•	the price at which the Units will be offered;

•	the currency or currencies in which the Units are denominated;

•	the terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer, adjustment or exchange of the Units or of the Securities comprising the Units; and

•	any other material terms of the Units.
We reserve the right to set forth in a Prospectus Supplement specific terms of the Units that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Units described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Units.
PLAN OF DISTRIBUTION

We may sell the Securities to or through Underwriters and also may sell Securities to one or more other purchasers directly or through agents, including sales pursuant to ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers. Underwriters may sell Securities to or through dealers. Each Prospectus Supplement will set forth the terms of the offering, including:

•	the name or names of any Investment Dealers;

•	the purchase price of, and form of consideration for, the Securities and the proceeds to be received by us;

•	any delayed delivery arrangements;

•	any underwriting commissions, fees, discounts and other items constituting underwriters' compensation;

•	the offering price for Securities (or the manner of determination thereof if offered on a non-fixed price basis);

•	any discounts or concessions allowed or re-allowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The Securities may be sold, from time to time, in one or more transactions at a fixed price, at prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be "at-the-market distributions" as defined in National Instrument 44-102 - Shelf Distributions. This includes sales made directly on the TSX, NYSE or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the Investment Dealers have made a reasonable effort to sell all of the Securities at the offering price fixed in the applicable Prospectus Supplement, the underwriters may subsequently reduce the selling price to investors, from time to time, in order to sell any of the Securities remaining unsold. Any such reduction will not affect the proceeds received by the Corporation, but will affect the compensation realized by the Investment Dealers, as such compensation will accordingly be reduced by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the Investment Dealers to the Corporation.
Investment Dealers who participate in the distribution of the Securities may be entitled under agreements they may have entered into with us to be indemnified by us against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, and Canadian provincial securities legislation or to contribution with respect to payments that such Investment Dealers may be required to make in respect thereof. Such Investment Dealers may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
In connection with any offering of Securities, other than an "at-the-market distribution", the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.
Any offering of Preferred Shares, Subscription Receipts, Warrants or Units will be a new issue of securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares, Subscription Receipts, Warrants or Units will not be listed on any securities exchange or any automated dealer quotation system. Unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Preferred Shares, Subscription Receipts, Warrants or Units may be sold and purchasers may not be able to resell Preferred Shares, Subscription Receipts, Warrants or Units purchased under this Prospectus. This may affect the pricing of the Preferred Shares, Subscription Receipts, Warrants or Units in the secondary market, the transparency and availability of trading prices, the liquidity of the Securities and the extent of issuer regulation. Certain dealers may make a market in the Preferred Shares, Subscription Receipts, Warrants or Units, as applicable, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any Investment Dealers will make a market in the Preferred Shares, Subscription Receipts, Warrants or Units or as to the liquidity of the trading market, if any, for the Preferred Shares, Subscription Receipts, Warrants or Units.
PRIOR SALES
We have not sold or issued any Common Shares or securities convertible into Common Shares during the 12-month period prior to the date of this Prospectus other than the following:

Date	Type of Security	Number of Securities	Price per Security(1) ($)
May 31, 2017	Restricted Awards	34,060	$4.75(2)
May 31, 2017	Common Shares	60,859	$4.75(2)
June 23, 2017	Options	125,000	$3.85(3)
June 23, 2017	Performance Awards	322,000	$3.85(2)
June 23, 2017	Restricted Awards	476,800	$3.85(2)
August 31, 2017	Restricted Awards	62,600	$2.87(2)
November 30, 2017	Restricted Awards	41,100	$2.40(2)
April 12, 2018	Restricted Awards	60,100	$1.71(2)
May 3, 2018(4)	Common Shares	7,081,837	$1.6175(5)
June 4, 2018	Options	95,000	$1.48(3)
June 4, 2018	Performance Awards	335,800	$1.48(2)
June 4, 2018	Restricted Awards	760,800	$1.48(2)
June 5, 2018(4)	Common Shares	3,118,468	$1.376(5)
June 13, 2018(4)	Common Shares	2,098,262	$1.3335(5)

Notes:

(1)	The number of securities and the price per security reflect the 5-for-1 consolidation of the Common Shares that was effective on July 1, 2017.

(2)
The value listed as the "price per security" represents the volume weighted average trading price of the Common Shares on the TSX for the five trading days prior to the grant of such restricted awards or performance awards as applicable.

(3)	The value listed as the "price per security" represents the exercise price of the options granted.

(4)	Common Shares issued pursuant to the Note Exchanges.

(5)	Pursuant to the terms of the Exchange Agreements, the Repurchase Value was applied towards the purchase of the Common Shares at the Deemed Price Per Share.

MARKET FOR SECURITIES

Common Shares
Our Common Shares are listed and trade on the TSX and NYSE and trade under the symbol "BXE". The following tables set forth the price range and trading volume of the Common Shares on the TSX and NYSE for the periods indicated.
TSX

Period	High ($)(1)	Low ($)(1)	Volume(1)
2017
June	4.45	3.55	2,493,427
July(1)	3.90	2.90	4,401,432
August	3.38	2.77	3,222,639
September	3.84	2.93	3,004,129
October	3.52	2.87	2,044,163
November	3.49	2.29	6,334,351
December	2.50	1.85	14,681,336
2018
January	2.22	1.55	14,851,376
February	1.79	1.24	11,163,484
March	1.64	1.34	3,225,503
April	1.96	1.35	9,875,144
May	2.17	1.34	29,943,415
June 1 - 28	1.55	1.28	16,112,393
NYSE

Period	High (US$)(1)	Low (US$)(1)	Volume(1)
2017
June	3.32	2.72	1,901,538
July(1)	3.05	2.24	2,313,824
August	2.68	2.23	1,838,693
September	3.10	2.41	929,910
October	2.80	2.24	911,314
November	2.73	1.78	2,087,387
December	1.98	1.44	4,884,715
2018
January	1.78	1.26	3,549,329
February	1.42	0.99	3,239,072
March	1.27	1.02	1,633,816
April	1.52	1.05	2,422,793
May	1.69	1.04	4,096,617
June 1 - 28	1.19	0.96	2,880,821

Note:

(1)
Effective July 1, 2017, Bellatrix completed a share consolidation on the basis of a consolidation ratio of five old Common Shares for one new Common Share with the Common Shares trading on a post-consolidation basis at the opening of trading on the TSX and NYSE on July 6, 2017. The trading prices and trading volumes prior to the share consolidation have been adjusted to reflect the consolidation.

LEGAL MATTERS

Unless otherwise specified in a Prospectus Supplement, certain Canadian legal matters relating to the Securities will be passed upon for us by Burnet, Duckworth & Palmer LLP, Calgary, Alberta, Canada, and certain United States legal matters will be passed upon for us by Dorsey & Whitney LLP, Vancouver, British Columbia, Canada and Seattle, Washington, United States.
INTEREST OF EXPERTS

Reserve estimates relating to the Corporation contained in the Annual Information Form, which is incorporated by reference herein, are based upon reports prepared by InSite Petroleum Consultants Ltd. ("InSite"), the Corporation's independent reserves evaluator. As of the date hereof, none of the "designated professionals" (as defined in Form 51-102F2 of National Instrument 51-102 - Continuous Disclosure Obligations) of InSite have any registered or beneficial interest, direct or indirect, in any of Bellatrix's securities or other property or of Bellatrix's associates or affiliates either at the time they prepared a report, evaluation, statement or opinion prepared by it, at any time thereafter or to be received by them.
In addition, none of the aforementioned persons or companies, nor any director, officer or employee of any of the aforementioned persons or companies, is or is expected to be elected, appointed or employed as a director, officer or employee of the Corporation or of any associate or affiliate of the Corporation.
KPMG LLP are the auditors of the Corporation and have confirmed that they are independent with respect to the Corporation within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations and also that they are independent accountants with respect to the Corporation under all relevant United States professional and regulatory standards.
CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax consequences generally applicable to an investor who is a resident of Canada or who is a non-resident of Canada of acquiring, owning or disposing of any Securities, including, in the case of an investor who is not a resident of Canada, Canadian non-resident withholding tax considerations.
The applicable Prospectus Supplement may also describe certain United States federal income tax consequences of the acquisition, ownership and disposition of any Securities by an investor who is subject to United States federal taxation.
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents listed under the heading "Documents Incorporated by Reference"; (ii) consents of independent auditors and designated professionals; and (iii) powers of attorney from our directors and officers (included on the signature pages of the registration statement).
ENFORCEMENT OF JUDGEMENTS AGAINST FOREIGN PERSONS OR COMPANIES

Mr. Steven J. Pully, a director of the Corporation, resides outside of Canada. Mr. Pully has appointed Burnet, Duckworth & Palmer LLP, 2400, 525 - 8th Avenue S.W., Calgary, Alberta T2P 1G1 as his agent for service of process in Alberta.
Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against a person that resides outside of Canada, even if the party has appointed an agent for service of process.

II-1

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS
Indemnification of Directors and Officers.
Under the Business Corporations Act (Alberta) (the “ABCA”), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or a person who acts or acted at the request of the Registrant as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if the director or officer acted honestly and in good faith with a view to the best interests of the Registrant, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful. Such indemnification may be in respect of an action by or on behalf of the Registrant or such body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, only with court approval. A director or officer is entitled to indemnification from the Registrant pursuant to the ABCA in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defense of any civil, criminal or administrative action or proceeding to which the person is made party by reason of being or having been a director or officer of the Registrant or body corporate, if he was substantially successful on the merits, fulfilled the conditions set forth above, and is fairly and reasonably entitled to indemnity.

The by-laws of the Registrant provide that, subject to the provisions of the ABCA, the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or a person who acts or acted at the request of the Registrant as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if he acted honestly and in good faith with a view to the best interests of the Registrant, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The by-laws of the Registrant also provide that the Registrant shall also indemnify such persons in such other circumstances as the ABCA permits or requires.

The Registrant has indemnity agreements with, and has directors’ and officers’ liability insurance for the benefit of, each of its directors and officers. The terms and conditions of such agreements are consistent with the provisions of the ABCA and the Registrant’s by-laws and the terms and conditions of such insurance are standard for the Registrant’s industry.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

II-2

EXHIBITS

Exhibit	Description

4.1
Annual Information Form for the year ended December 31, 2017 (incorporated by reference to Exhibit 13.1 to the Annual Report on Form 40-F of Bellatrix Exploration Ltd. for the year ended December 31, 2017, filed on March 14, 2018) (File No. 001-35644).

4.2
Audited financial statements as at December 31, 2017 and 2016 and for the years then ended, together with the notes thereto and the auditor's report thereon (incorporated by reference to Exhibit 13.3 to the Annual Report on Form 40-F of Bellatrix Exploration Ltd. for the year ended December 31, 2017, filed on March 14, 2018) (File No. 001-35644).

4.3
Management's discussion and analysis of operating and financial results for the year ended December 31, 2017 (incorporated by reference to Exhibit 13.2 to the Annual Report on Form 40-F of Bellatrix Exploration Ltd. for the year ended December 31, 2017, filed on March 14, 2018) (File No. 001-35644).

4.4
Condensed interim unaudited financial statements as at March 31, 2018 and March 31, 2017 and for the three month periods ended March 31, 2018 and 2017, together with the notes thereto (incorporated by reference to Exhibit 13.1 to the Current Report on Form 6-K of Bellatrix Exploration Ltd. containing such document, furnished on May 8, 2018) (File No. 001-35644).

4.5
Management's discussion and analysis of operating and financial results for the three month period ended March 31, 2018 (incorporated by reference to Exhibit 13.2 to the Current Report on Form 6-K of Bellatrix Exploration Ltd. containing such document, furnished on May 8, 2018) (File No. 001-35644).

4.6
Management information circular dated March 26, 2018 relating to the annual and special meeting of shareholders held on May 9, 2018 (incorporated by reference to Exhibit 99.2 to the Current Report on Form 6-K of Bellatrix Exploration Ltd., furnished on April 2, 2018) (File No. 001-35644).

4.7
Management information circular dated April 3, 2017 relating to the annual and special meeting of shareholders held on May 17, 2017 (incorporated by reference to Exhibit 99.2 to the Current Report on Form 6-K of Bellatrix Exploration Ltd., furnished on April 10, 2017) (File No. 001-35644).

4.8
Supplementary Oil and Gas Information (incorporated by reference to Exhibit 13.4 to the Annual Report on Form 40-F of Bellatrix Exploration Ltd. for the year ended December 31, 2017, filed on March 14, 2018) (File No. 001-35644).

5.1	Consent of KPMG LLP Chartered Professional Accountants
5.2*	Consent of InSite Petroleum Consultants Ltd.
6.1*	Powers of Attorney.
_______________
* Previously filed.

III-1

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1. Undertaking.
Bellatrix Exploration Ltd. undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (the “Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.
Item 2. Consent to Service of Process.
Bellatrix Exploration Ltd. has previously filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.
Any change to the name or address of the agent for service of Bellatrix Exploration Ltd. shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of this Registration Statement.

III-2

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Bellatrix Exploration Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Calgary, Alberta, Canada, on June 29, 2018.
BELLATRIX EXPLORATION LTD.
By: /s/ Maxwell A. Lof
Name: Maxwell A. Lof

Title:	Executive Vice President and Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on June 29, 2018:

Signature	Title
/s/ Brent A. Eshleman	President and Chief Executive Officer and
Brent A. Eshleman	Director (Principal Executive Officer)
/s/ Maxwell A. Lof	Executive Vice-President and Chief
Maxwell A. Lof	Financial Officer (Principal Financial Officer and Principal Accounting Officer)
*	Chairman of the Board of Directors
W.C. (Mickey) Dunn
*	Director
Murray L. Cobbe
*	Director
John H. Cuthbertson
*	Director
Lynn Kis
*	Director
Keith E. Macdonald

III-3

Signature	Title
*	Director
Tom E. MacInnis
*	Director
Steven J. Pully
*	Director
Murray B. Todd
*	Director
Keith S. Turnbull

*By: /s/ Maxwell A. Lof
Maxwell A. Lof
Attorney-in-fact

III-4

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Bellatrix Exploration Ltd. in the United States, on June 29, 2018.

Puglisi & Associates

By: /s/ Donald J. Puglisi_________________________
Name: Donald J. Puglisi
Title: Managing Director